UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2005

MAF BANCORP, INC.

(Exact name of registrant as specified in its charter)

_________________

Delaware	0-18121	36-3664868
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
55th Street & Holmes Avenue Clarendon Hills, Illinois		60514 (Zip Code)
(Address of principal executive offices)

        Registrant’s telephone number, including area code (630) 325-7300

Not Applicable

        (Former name or former address, if changed since last year)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        _   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        _   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        _   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        _   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 4, 2005, MAF Bancorp, Inc. (the “Company”) completed a private placement to institutional investors of $35 million of floating rate trust preferred securities, through a newly formed special purpose finance subsidiary organized as a Delaware statutory trust (the “Trust”). The trust preferred securities mature in September 2035, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at a rate of 5.12%, which will reset quarterly at the three-month LIBOR rate plus 1.40%.

The proceeds from sale of the trust preferred securities were used by the Trust to purchase $36,083,000 in aggregate principal amount of the Company’s floating rate junior subordinated notes. The net proceeds to the Company from the sale of the notes to the Trust were used by the Company to repay amounts drawn on its existing $55.0 million revolving line of credit, which remains available for general corporate purposes including the Company’s stock repurchase program.

The notes were issued pursuant to an Indenture dated August 4, 2005 between the Company, as issuer, and LaSalle Bank National Association, as trustee (the “Indenture”). Like the trust preferred securities, the notes bear interest at a floating rate, initially at 5.12%, which will reset on a quarterly basis at a rate equal to three-month LIBOR plus 1.40%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default, as described below, has occurred under the notes, the Company may defer interest payments on the notes (in which case the Trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

The notes are subordinated to the prior payment of any other indebtedness of the Company that, by its terms, is not similarly subordinated. The notes mature on September 15, 2035, but may be redeemed at the Company’s option at any time on or after September 15, 2010 or at any time upon certain events, such as a change in the regulatory capital treatment of the notes, the Trust being deemed an investment company or the occurrence of certain adverse tax events. Upon the occurrence of certain events described above prior to September 15, 2010 or at any time after September 15, 2010, the Company may redeem the notes at their aggregate principal amount, plus accrued interest, if any.

The notes may be declared immediately due and payable at the election of the trustee or holders of 25% of aggregate principal amount of outstanding notes upon the occurrence of an event of default. An event of default generally means (1) a default in the payment of any interest when due that continues unremedied for a period of 60 days, except in the case of an election by the Company to defer payment of interest for up to 20 consecutive quarters (which does not constitute an event of default), (2) a default in the payment of the principal amount of the notes at maturity, (3) a default in the payment of any interest following the deferral of interest payments by the Company by 20 consecutive quarters, (4) a default in the Company’s performance, or breach, of any covenant or warranty in the indenture which is not cured within 60 days, (5) the institution of any bankruptcy or similar proceedings by or against the Company or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.

The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from the Company for the purpose of paying those distributions or the principal amount of the trust preferred securities.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 above, which is incorporated by reference herein.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAF BANCORP, INC. BY: /s/ Jerry A. Weberling —————————————— Jerry A. Weberling Executive Vice President and Chief Financial Officer

Date: August 4, 2005

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